As filed with the Securities and Exchange Commission on February 26, 2010
Registration No. 333- _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MORGANS HOTEL GROUP CO.
(Exact name of Registrant as specified in its Charter)

Delaware	16-1736884
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
(212) 277-4100
(Address of principal executive office)
Morgans Hotel Group Co.
Amended and Restated 2007 Omnibus Incentive Plan
(Full title of the Plan)
David Smail, Esq.
Executive Vice President and General Counsel
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
(212) 277-4100
(Name, address and telephone number of agent for service)
Copies to:
J. Warren Gorrell, Jr., Esq.
Bruce W. Gilchrist, Esq.
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered(2)	Per Share(3)	Offering Price(3)	Registration Fee(3)
Common Stock, par value $0.01 per Share(1)	3,000,000	$4.61	$13,830,000	$986.08

(1)	The Morgans Hotel Group Co. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”), registered hereby is subject to associated stockholder protection rights, pursuant to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, as amended by Amendment No. 1 thereto, dated as of October 15, 2009, between the Company and Mellon Investor Services LLC, as Rights Agent.

(2)	Pursuant to Rule 416(a) of the Securities Exchange Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(h) of the Securities Act on the basis of $4.61 per share, which was the average of the high and low prices of the Common Stock as quoted on the Nasdaq Global Market on February 22, 2010.

EXPLANATORY NOTE
We are filing this registration statement to register an additional 3,000,000 shares of our Common Stock for issuance pursuant to the Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan, as amended (the “Amended and Restated Plan”), which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan. At the Special Meeting of Stockholders held on January 28, 2010, our stockholders approved an amendment to the Amended and Restated Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares. The description of the terms and conditions of the Amended and Restated Plan are described under the caption “Proposal 2: Approval of the Amendment to the Amended and Restated 2007 Omnibus Incentive Plan to Increase the Number of Shares Reserved for Issuance Thereunder” in our definitive Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2009.
Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement on Form S-8 concerning the Amended and Restated Plan filed with the SEC on May 20, 2008 (File No. 333-151026) are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth or otherwise incorporated by reference herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
We incorporate information into this registration statement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this registration statement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this registration statement. This registration statement incorporates by reference the documents set forth below, the file number for each of which is 001-33738, that have been previously filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2008;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;
•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009;
•	our Current Reports on Form 8-K filed on January 7, 2009, August 6, 2009, October, 2, 2009 (other than the information furnished under Item 7.01), October 16, 2009, October 19, 2009, November 4, 2009, December 14, 2009, December 31, 2009 and February 1, 2010;
•	the description of our common stock incorporated by reference into our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which incorporates by reference the description of our Common Stock contained in our Registration Statement on Form S-1 (Reg. No. 333-129277), and all amendments or reports filed for the purpose of updating such description.
We also incorporate by reference into this registration statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this registration statement until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, except that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K.
You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website at www.sec.gov. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this registration statement, by requesting them in writing or by telephone at:
Morgans Hotel Group Co.
475 Tenth Avenue
New York, New York 10018
(212) 277-4100
Attn: Investor Relations

Item 8. Exhibits.
The Exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein, and are incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 26, 2010.

MORGANS HOTEL GROUP CO.
By:	/s/ Fred J. Kleisner
Fred J. Kleisner
Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of Morgans Hotel Group Co., a Delaware corporation, do hereby constitute and appoint Richard Szymanski and David Smail and each and either of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated on February 26, 2010.

Name	Title

/s/ David T. Hamamoto David T. Hamamoto	Chairman of the Board of Directors

/s/ Fred J. Kleisner Fred J. Kleisner	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard Szymanski Richard Szymanski	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Marc Gordon Marc Gordon	President and Director

/s/ Robert Friedman Robert Friedman	Director

Name	Title

/s/ Thomas L. Harrison Thomas L. Harrison	Director

/s/ Michael D. Malone Michael D. Malone	Director

/s/ Michael Gross Michael Gross	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1
Specimen Certificate of Common Stock of Morgans Hotel Group Co. (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-129277) filed on January 17, 2006)

4.2
Junior Subordinated Indenture, dated as of August 4, 2006, between Morgans Hotel Group Co., Morgans Group LLC and JPMorgan Chase Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 11, 2006)

4.3
Amended and Restated Trust Agreement of MHG Capital Trust I, dated as of August 4, 2006, among Morgans Group LLC, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association, and the Administrative Trustees Named Therein (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on August 11, 2006)

4.4
Stockholder Protection Rights Agreement, dated as of October 9, 2007, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 10, 2007)

4.5
Amendment to the Stockholder Protection Rights Agreement, dated July 25, 2008, between the Company and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 30, 2008)

4.6
Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between Morgans Hotel Group Co. and Mellon Investor Services LLC, as Rights Agent (including Forms of Rights Certificate and Assignment and of Election to Exercise as Exhibit A thereto and Form of Certificate of Designation and Terms of Participating Preferred Stock as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 2, 2009)

4.7
Indenture related to the Senior Subordinated Convertible Notes due 2014, dated as of October 17, 2007, by and among Morgans Hotel Group Co., Morgans Group LLC and The Bank of New York, as trustee (including form of 2.375% Senior Subordinated Convertible Note due 2014) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on October 17, 2007)

4.8
Registration Rights Agreement, dated as of October 17, 2007, between Morgans Hotel Group Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on October 17, 2007)

4.9
Form of Warrant for Warrants issued under Securities Purchase Agreement to Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 16, 2009)

4.10	Warrant, dated October 15, 2009, issued to Yucaipa American Alliance Fund II, LLC (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 16, 2009)

4.11	Warrant, dated October 15, 2009, issued to Yucaipa American Alliance Fund II, LLC (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 16, 2009)

4.12
Amendment No. 1, dated as of October 15, 2009, to Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009, between the Registrant and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on October 16, 2009)

4.13
Supplemental Indenture, dated as of November 2, 2009, by and among Morgans Group LLC, the Company and The Bank of New York Mellon Trust Company, National Association (as successor to JPMorgan Chase Bank, National Association), as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 4, 2009)

Exhibit No.	Description

4.14
Form of Amended Common Stock Purchase Warrants issued under Securities Purchase Agreement to Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 14, 2009)

4.15
Amendment No. 1 to Common Stock Purchase Warrant issued under the Real Estate Fund Formation Agreement to Yucaipa American Alliance Fund II, LLC, dated as of December 11, 2009 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 14, 2009)

4.16
Amendment No. 1 to Common Stock Purchase Warrant issued under the Real Estate Fund Formation Agreement to Yucaipa American Alliance Fund II, LLC, dated as of December 11, 2009 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on December 14, 2009)

5.1	Opinion of Hogan & Hartson LLP as to the legality of the securities being registered

10.1	Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 1, 2010)

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)